Exhibit 99.1

News Release	CORPORATION

7140 Office Circle
P.O. Box 15600
Evansville, IN 47716-0600

Investor Relations Contact:	Todd Taylor
Phone:	(812) 962-5105

Media Contact:	Eva Schmitz
Phone:	(812) 962-5011

FOR IMMEDIATE RELEASE

Accuride Corporation Reports Results for 2009

EVANSVILLE, Ind. — March 24, 2010 — Accuride Corporation (OTCBB:  ACUZ), a leading manufacturer and supplier of commercial vehicle components, today announced its financial results for the fourth quarter and fiscal year ended December 31, 2009.

Net sales in 2009 were $570.2 million, compared with $931.4 million in the prior year.  The decrease in sales was the result of reduced demand from customers in the commercial vehicle industry.  On a U.S. GAAP basis, the Company reported a net loss of $140.1 million, or ($3.59) per diluted share, compared to a net loss of $328.3 million, or ($9.24) per diluted share, in 2008.  The loss in 2009 included $11.4 million in restructuring costs and $43.5 million of other unusual items totaling $54.9 million, or ($1.41) per diluted share.  The loss in 2008 was impacted by $273.2 million in non-cash goodwill and other intangible impairment charges, $41.7 million of tax valuation charges, $15.5 million of restructuring charges and $13.8 million of other unusual items totaling $344.2 million, or ($9.68) per diluted share.

In the fourth quarter, net sales were $146.2 million compared to $208.8 million in the fourth quarter of 2008.  On a U.S. GAAP basis, the Company reported a net loss of $39.7 million, or ($0.83) per diluted share, compared to a loss of $118.7 million, or ($3.32) per diluted share, in the prior year.  The loss in 2009 included $0.9 million in restructuring costs and $20.5 million in other unusual items totaling $21.4 million, or ($0.45) per diluted share.  The loss in 2008 was impacted by $63.9 million in non-cash goodwill and other intangible impairment charges, $41.7 million of tax valuation charges, and $7.1 million of restructuring charges totaling $112.7 million, or ($3.15) per diluted share.

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Industry Overview

Accuride Corporation continues to be impacted by the prolonged weakness within the commercial vehicle market.  The three major segments Accuride supplies (North America Class 5-8 vehicles, U.S. Trailers, and the related aftermarket channels) have all continued to suffer year-over-year decreases mainly due to a deep and prolonged economic recession which has translated into a depressed freight environment.

During the fourth quarter, production across all segments decreased from 2008.  Class 8 production fell approximately 24 percent where as Class 5-7 and U.S. Trailer decreased 10 percent and 31 percent, respectively.  Although fourth quarter production declined year-over-year, a bottom within the industry appeared to form mid-year as build rates stabilized and started to trend upward toward the end of the third quarter.

While the U.S. economy is beginning to show some modest signs of recovery and commercial vehicle production appears to have stabilized, albeit at low levels, most industry analysts are expecting only a modest improvement in 2010.  Increased freight volume resulting from a general economic recovery is required to improve fleet utilization, freight rates and used equipment pricing, which, when combined with a more favorable financing environment, are all elements required to substantially increase new equipment sales.  As the general freight environment improves, we expect that increased aftermarket revenue will precede improvements in OEM sales and production.

Overall the future of the commercial vehicle industry remains bright.  There has been no fundamental shift in freight methods and tonnage is forecasted to steadily increase throughout the next several years.  This increase in freight will continue to translate into increased demand for trucks and trailers.

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Three Months Operating Results

	Three Months Ended December 31,
	2009		2008

Net sales:
Wheels	$64,136	43.9%	$86,091	41.3%
Components	76,191	52.1%	111,970	53.6%
Other	5,875	4.0%	10,732	5.1%
Total net sales	$146,202	100.0%	$208,793	100.0%
Gross profit:
Wheels	10,495	16.4%	17,183	20.0%
Components	(5,444)	(7.1)%	(9,664)	(8.6)%
Other	1,596	27.2%	2,920	27.2%
Corporate	(1,842)	—%	(346)	—%
Total gross profit	4,805	3.3%	10,093	4.8%

Loss from operations	(10,902)	(7.5)%	(68,708)	(32.9)%

Net loss	$(39,657)	(27.1)%	$(118,721)	(56.9)%
Diluted loss per share	$(0.83)		$(3.32)

Net sales for the fourth quarter of 2009 were $146.2 million compared to net sales of $208.8 million in the fourth quarter of 2008, a decrease of 30.0 percent.  The decrease in net sales is primarily a result of the reduced demand in the commercial vehicle industry.  Sales decreased in the Wheels and Components segments by 25.5 percent and 32.0 percent, respectively.

Gross profit declined to $4.8 million, or 3.3 percent of net sales, from $10.1 million, or 4.8 percent of net sales, in the fourth quarter of 2008.  Gross profit in the Wheels segment declined compared to the prior year due primarily lower industry demand.  Gross profit in the Components segment improved compared to the prior year due primarily to restructuring and other operating improvements which was partially offset by lower industry demand.

The Company reported an operating loss of $10.9 million compared to an operating loss of $68.7 million in the prior year period.  Operating expenses in 2009 included $3.1 million in prepetition professional fees and non-cash other intangible asset impairments of $3.3 million.  Operating expenses in 2008 included $64.8 million in non-cash goodwill and other intangible asset impairments and $3.3 million in one-time research and development expenses.

The Company reported a net loss of $39.7 million, or ($0.83) per diluted share, compared to a net loss of $118.7 million, or ($3.32) per diluted share, for the same three month period in 2008.  The loss in 2009 included $0.9 million in restructuring costs and $20.5 million in other unusual items totaling $21.4 million, or ($0.45) per diluted share.  The loss in 2008 was impacted by $63.9 million in non-cash goodwill and other intangible impairment charges, $41.7 million of tax valuation charges, and $7.1 million of restructuring charges totaling $112.7 million, or ($3.15) per diluted share.

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Twelve Months Operating Results

	Twelve Months Ended December 31,
	2009		2008

Net sales:
Wheels	$238,745	41.9%	$391,433	42.1%
Components	298,726	52.4%	492,025	52.8%
Other	32,722	5.7%	47,951	5.1%
Total net sales	570,193	100.0%	931,409	100.0%
Gross profit (loss):
Wheels	21,052	8.8%	65,018	16.6%
Components	(27,823)	(9.3)%	(18,728)	(3.8)%
Other	8,259	25.2%	13,226	27.6%
Corporate	(3,790)	—%	(3,916)	—%
Total gross profit (loss)	(2,302)	(0.4)%	55,600	6.0%

Loss from operations	(65,095)	(11.4)%	(276,643)	(29.7)%

Net loss	$(140,112)	(24.6)%	$(328,266)	(35.2)%
Diluted loss per share	$(3.59)		$(9.24)

Net sales in 2009 were $570.2 million, which decreased 38.8 percent compared to net sales of $931.4 million for 2008. The decreases in our Wheels and Components segments were primarily a result of the reduced demand in the commercial vehicle industry.

Gross profit in 2009 decreased $57.9 million to a loss of $2.3 million from $55.6 million in the prior year primarily due to reduced sales and operating inefficiencies related to low production volume.  Included in 2009 in our Components segment were $3.4 million of costs related to lease abandonment charges recognized related to consolidating our warehouses.

The Company reported an operating loss of $65.1 million in 2009 compared to an operating loss of $276.6 million in the prior year period.  Operating expenses in 2009 included $17.0 million in prepetition professional fees and non-cash other intangible asset impairments of $3.3 million.  Operating expenses in 2008 included $277.0 million in non-cash goodwill and other intangible impairment and $3.3 million in one-time research and development expenses recognized in 2008.

The Company reported a net loss of $140.1 million in 2009 compared to a net loss of $328.3 million in the prior year period.  The loss in 2009 included $11.4 million in restructuring costs and $43.5 million of other unusual items totaling $54.9 million, or ($1.41) per diluted share. The loss in 2008 was impacted by $273.2 million in non-cash goodwill and other intangible impairment charges, $41.7 million of tax valuation charges, $15.5 million of restructuring charges and $13.8 million of other unusual items totaling $344.2 million, or ($9.68) per diluted share.

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Liquidity & Debt

Adjusted EBITDA was $10.6 million for the fourth quarter of 2009, compared to $15.3 million for the same period in 2008.  Adjusted EBITDA was $23.7 million for the fiscal year ended December 31, 2009, compared to $79.0 million in the prior year.  The purpose and reconciliation of Adjusted EBITDA for the Company to the most directly comparable GAAP measure is set forth in the accompanying schedules.  The improvement in Adjusted EBITDA in the fourth quarter continued the trend begun in the previous quarter reflecting the benefits of the Company’s cost reduction efforts.

As of December 31, 2009, the Company had cash of $56.5 million and total debt of $672.5 million resulting in net debt of $616.0 million.  For the fourth quarter of 2009, cash from operating activities was $14.2 million and capital expenditures totaled $4.2 million, resulting in free cash flow of $10.0 million, compared to free cash flow of $12.9 million in the fourth quarter of 2008.  For the fiscal year ended December 31, 2009, free cash flow was a negative $59.7 million compared to a negative free cash flow of $38.9 million in 2008.  The change in cash balances in 2009 was negatively impacted by approximately $35 million in financing and restructuring fees.

Emergence From Bankruptcy

On October 8, 2009, the Company and its domestic subsidiaries filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the District of Delaware.

On February 26, 2010, the Company completed all conditions of the Plan of Reorganization and emerged from Chapter 11 with the new capital structure which included $309 million of term debt and $140 million of convertible notes.  In addition, the Company had approximately $80 million in cash at the end of February 2010.

The Company’s common stock currently trades on the Over-the-Counter Bulletin Boards (OTCBB) under the ticker symbol ACUZ.

Company Outlook

“In 2009, our performance improved as the year progressed reflecting the benefits of our operational restructuring initiated in late 2008,” stated Bill Lasky, Accuride’s President, CEO, and Chairman of the Board.  “Looking forward to 2010, the industry appears to be headed for another challenging year as fleets struggle with capacity issues and depressed freight demand and rates. Current industry OEM forecasts now expect 2010 to be only modestly better than 2009.

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“While our 2009 fourth quarter results are in line with the projections included in our bankruptcy court filings, our 2010 projections anticipated a more robust recovery in the OEM market than the industry now forecasts,” continued Lasky.  Achieving the 2010 Adjusted EBITDA projection of $79.6 million included in our bankruptcy court filings now requires new business awards to replace the projected shortfall in OEM demand and additional cost reduction programs. While we are actively pursuing both, that projection is now very aggressive and therefore forms the high end of our range for 2010.  At the lower end of the range if you continue the trend achieved in the second half of 2009 and assuming no significant market improvement, we would expect an Adjusted EBITDA of $55.0 million compared to full year 2009 amount of $23.7 million.  As a result of our new post-bankruptcy capital structure, we forecast sufficient liquidity at either end of the Adjusted EBITDA range.”

The Company will conduct a conference call to review its fourth quarter results on Wednesday, March 24, 2010, at 10:00 a.m. Central Time.  The phone number to access the conference call is (800) 706-7745 in the United States, or (617) 614-3472 internationally, access code 72185859.  The conference call will be accompanied by a slide presentation, which can be accessed through the investor relations section of the Company’s web site.  A replay will be available beginning March 24, 2010, at 1 p.m. Central Time, continuing to March 31, 2010, by calling (888) 286-8010 in the United States, or (617) 801-6888 internationally, access code 94517717.  The financial results for the three-month and twelve-month period ended December 31, 2009, will also be archived at http://www.accuridecorp.com.

Accuride Corporation is one of the largest and most diversified manufacturers and suppliers of commercial vehicle components in North America.  Accuride’s products include commercial vehicle wheels, wheel-end components and assemblies, truck body and chassis parts, seating assemblies and other commercial vehicle components.  Accuride’s products are marketed under its brand names, which include Accuride, Gunite, Imperial, Bostrom, Fabco, Brillion, and Highway Original.  For more information, visit Accuride’s website at http://www.accuridecorp.com.

Forward-looking statements

Statements contained in this news release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding Accuride’s expectations, hopes, beliefs and intentions with respect to future results.  Such statements are subject to the impact on Accuride’s business and prospects generally of, among other factors, market demand in the commercial vehicle industry, general economic, business and financing conditions, labor relations, governmental action, competitor pricing activity, expense volatility and other risks detailed from time to time in Accuride’s Securities and Exchange Commission filings, including those described in Item 1A of Accuride’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008. Any forward-looking statement reflects only Accuride’s belief at the time the statement is made. Although Accuride believes that the expectations reflected in these forward-looking statements are reasonable, it cannot guarantee its future results, levels of activity, performance or achievements.  Except as required by law, Accuride undertakes no obligation to update any forward-looking statements to reflect events or developments after the date of this news release.

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ACCURIDE CORPORATION

(DEBTORS-IN-POSSESSION)

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands except per share data)	2009	2008	2009	2008

NET SALES	$146,202	$208,793	$570,193	$931,409
COST OF GOODS SOLD	141,397	198,700	572,495	875,809
GROSS PROFIT (LOSS)	4,805	10,093	(2,302)	55,600
OPERATING EXPENSES:
Selling, general and administrative	9,281	13,980	42,448	55,202
Prepetition professional fees	3,096	—	17,015	—
Impairment of goodwill and other intangibles	3,330	64,821	3,330	277,041
LOSS FROM OPERATIONS	(10,902)	(68,708)	(65,095)	(276,643)
OTHER INCOME (EXPENSE):
Interest income	3	259	720	1,288
Interest expense	(12,731)	(15,835)	(60,473)	(52,688)
Loss on extinguishment of debt	—	—	(5,389)	—
Other income (expense), net	1,303	(4,244)	6,888	(4,821)
LOSS BEFORE REORGANIZATION ITEMS AND INCOME TAXES	(22,327)	(88,528)	(123,349)	(332,864)
Reorganization items	14,379	—	14,379	—
LOSS BEFORE INCOME TAXES	(36,706)	(88,528)	(137,728)	(332,864)
INCOME TAX PROVISION (BENEFIT)	2,951	30,193	2,384	(4,598)
NET LOSS	$(39,657)	$(118,721)	$(140,112)	$(328,266)

Weighted average common shares outstanding—basic	47,520	35,813	39,028	35,538

Basic loss per share	$(0.83)	$(3.32)	$(3.59)	$(9.24)

Weighted average common shares outstanding—diluted	47,520	35,813	39,028	35,538

Diluted loss per share	$(0.83)	$(3.32)	$(3.59)	$(9.24)

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ACCURIDE CORPORATION

(DEBTORS-IN-POSSESSION)

CONSOLIDATED ADJUSTED EBITDA

(UNAUDITED)

	Historical Results
	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands)	2009	2008	2009	2008

Net loss	$(39,657)	$(118,721)	$(140,112)	$(328,266)
Income tax expense (benefit)	2,951	30,193	2,384	(4,598)
Interest expense, net	12,728	15,576	65,142	51,400
Depreciation and amortization	14,065	11,617	52,335	46,162
Goodwill & intangible asset impairment	3,330	64,821	3,330	277,041
Restructuring, severance and other charges(1)	18,346	7,188	46,867	29,665
Other items related to our credit agreement(2)	(1,152)	4,578	(6,275)	7,608
ADJUSTED EBITDA	$10,611	$15,252	$23,671	$79,012

Note:

(1)   For the three months ended December 31, 2009, Adjusted EBITDA represents net income before net interest expense, income tax expense, depreciation and amortization, plus (i) $17.5 million in costs associated with prepetition professional fees and reorganization costs, and (ii) $0.9 million in costs associated with restructuring initiatives and employee severance.  For Item (i), $14.4 million affected reorganization items and $3.1 million affected operating expenses.  For Item (ii), $0.8 million affected gross profit and $0.1 million affected operating expenses.  For the three months ended December 31, 2008, Adjusted EBITDA represents net income before net interest expense, income tax expense, depreciation and amortization, plus (i) $0.9 million in costs associated with restructuring initiatives, (ii) $3.3 million for one-time product development costs in our seating business, and (iii) a $3.1 million loss on the sale of assets at our Anniston, Alabama, facility.  For Item (i), $0.6 million affected gross profit and $0.3 million affected operating expenses.  Item (ii) affected operating expenses.  Item (iii) affected gross profit.  For the twelve months ended December 31, 2009, Adjusted EBITDA represents net income before net interest expense, income tax expense, depreciation and amortization, plus (i) $34.6 million in costs associated with prepetition professional fees and reorganization costs, (ii) $8.7 million in costs associated with restructuring initiatives and employee severance, (iii) $3.4 million for warehouse abandonment costs associated with the consolidation of aftermarket warehouses, and (iv) a $0.3 million loss on the sale of assets at our Anniston, Alabama, facility.  For Item (i), $3.2 million affected gross profit, $17.0 million affected operating expenses, and $14.4 million affected reorganization items.  For Item (ii), $7.7 million affected gross profit and $1.0 million affected operating expenses.  Items (iii) and (iv) affected gross profit.  For the twelve months ended December 31, 2008, Adjusted EBITDA represents net income before net interest expense, income tax expense, depreciation and amortization, plus (i) $7.7 million in costs associated with a labor disruption at our facility in Rockford, Illinois, (ii) $15.7 million in costs associated with restructuring initiatives, (iii) $3.3 million for one-time product development costs in our seating business, and (iv) a $3.1 million loss on the sale of assets at our Anniston, Alabama, facility.  Item (i), and (iv) affected gross profit.  For Item (ii), $9.9 million affected gross profit and $5.8 million affected operating expenses.  Item (iii) affected operating expenses.

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(2)   Items related to our credit agreement refer to amounts utilized in the calculation of financial covenants in Accuride’s senior credit facility.  For the three months ended December 31, 2009, items related to our credit agreement consist of foreign currency income and other net income of $1.2 million and non-cash share based compensation of $0.1 million.  For the three months ended December 31, 2008, items related to our credit agreement consist of foreign currency losses and other net income of $4.3 million and non-cash share based compensation of $0.2 million.  For the twelve months ended December 31, 2009, items related to our credit agreement consist of foreign currency gains and other income or losses of $6.6 million and non-cash share based compensation of $0.3 million.  For the twelve months ended December 31, 2008, items related to our credit agreement consist of foreign currency losses and other income or losses of $5.2 million and non-cash share based compensation of $2.4 million.

We define Adjusted EBITDA as our net income or loss before income tax expense or benefit, interest expense, net, depreciation and amortization, restructuring, severance, and other charges, impairment, and currency losses, net. Adjusted EBITDA has been included because we believe that it is useful for us and our investors to measure our ability to provide cash flows to meet debt service. Adjusted EBITDA should not be considered an alternative to net income (loss) or other traditional indicators of operating performance and cash flows determined in accordance with accounting principles generally accepted in the United States (“GAAP”). We present the table of Adjusted EBITDA because covenants in the agreements governing our material indebtedness contain ratios based on this measure on a quarterly basis. While Adjusted EBITDA is used as a measure of liquidity and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculations.

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ACCURIDE CORPORATION

(DEBTORS-IN-POSSESSION)

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	December 31,	December 31,
(In thousands)	2009	2008

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$56,521	$123,676
Customer and other receivables	66,301	78,219
Inventories, net	50,742	78,805
Supplies, net	16,600	18,501
Other current assets	8,973	8,558
Total current assets	199,137	307,759
PROPERTY, PLANT AND EQUIPMENT, net	229,527	258,638
OTHER ASSETS:
Goodwill and other assets	243,006	242,153
TOTAL	$671,670	$808,550
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$31,277	$63,937
Debt	397,472	—
Other current liabilities	45,536	61,681
Total current liabilities	474,285	125,618
LONG-TERM DEBT	—	651,169
LIABILITIES SUBJECT TO COMPROMISE	302,114	—
OTHER LIABILITIES	123,537	105,578
STOCKHOLDERS’ DEFICIENCY:
Total stockholders’ deficiency	(228,266)	(73,815)
TOTAL	$671,670	$808,550

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